Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-36708, 333-122760, 333-123958, 333-128644, 333-211970 and 333-231870) and on Form S-8 (No. 333-87957, 333-68314, 333-104170, 333-125906, 333-145262, 333-220370, 333-220435 and 333-225534) of PDL BioPharma, Inc. of our report dated March 11, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 3, as to which the date is June 29, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 29, 2020